Jamere Jackson
Lilly Corporate Center
Indianapolis, Indiana 46285

Securities and Exchange Commission
Washington, D.C. 20549

Authorization Regarding Reporting Forms

I hereby authorize and designate the following persons to sign and file with the Commission on my behalf Forms 3, 4, and 5 (including any amendments thereto) covering my transactions and holdings in the common stock and other equity securities of Eli Lilly and Company (the "Company") as required by Section 16 of the Securities Exchange Act of 1934 and the rules thereunder:

Anat Hakim, Lilly Corporate Center, Indianapolis, Indiana

Christopher Anderson, Lilly Corporate Center, Indianapolis, Indiana

Jonathan Groff, Lilly Corporate Center, Indianapolis, Indiana

Valorie Wanner, Lilly Corporate Center, Indianapolis, Indiana

This authorization and designation revoke all prior authorizations and designations relating to reporting under Section 16 of the Securities Exchange Act of 1934 of the Company's securities and shall remain in effect until revoked by a subsequently filed instrument.

Date: February 21, 2022

/s/ Jamere Jackson